Starbucks Strengthens Senior Leadership Team
New Structure to Bolster Financial and Operating Organization Globally

ceo Howard Schultz Expands Focus on Innovation and Next Generation Retailing and Payments
Initiatives
cfo Troy Alstead promoted to chief operating officer
svp of Corporate Finance Scott Maw promoted to executive vice president and cfo
Craig Russell promoted to executive vice president, Global Coffee

SEATTLE (January 29, 2014) – Building on record performance in FY 2013 and Q1 FY 2014, Starbucks Coffee Company (NASDAQ: SBUX) today announced a new leadership structure that positions the company to leverage its assets and operations, and gain maximum benefit from the retail, consumer, mobile and digital shifts currently underway in the global marketplace. The company will host a conference call with the financial community to discuss the changes at 2pm PT this afternoon.

“These organizational moves map our internal talent to the rapidly evolving retail environment and significant strategic and market opportunities ahead of us,” said Howard Schultz, Starbucks chairman, president and ceo. “Each of these experienced Starbucks leaders will be working closely with the entire senior leadership team, and me, to bring even greater financial and operational discipline to our business around the world. They will partner with me as I focus on Starbucks mission, growth initiatives and the convergence and integration of our retail and e-commerce, digital, card and mobile assets around the world. There has never been a more exciting time to be a Starbucks partner,” Schultz added.

The company announced today the following senior leadership changes which are effective on February 3, 2014:

Schultz to Expand Focus on Innovation and Next Generation Retailing and Payments Initiatives
In partnership with Starbucks senior leadership team, including chief digital officer Adam Brotman and chief strategy officer Matt Ryan, Schultz will expand his focus on innovation in coffee, tea and the Starbucks Experience as well as next generation retailing and payments initiatives in the areas of digital, mobile, card, loyalty and e-commerce to position Starbucks for its next wave of global growth. He will also continue to work closely with his Senior Leadership Team to ensure continued disciplined growth and operational excellence around the world.

Troy Alstead Promoted to chief operating officer
Building on his 22 years of experience as a Starbucks partner, Troy Alstead will be promoted to the newly created position of chief operating officer (coo), responsible for overseeing the day-to-day operations of the enterprise. Alstead previously served as Starbucks chief financial officer and group president, Global Business Services. In his new capacity, Alstead will continue to report to Schultz and will be responsible for aligning and prioritizing company investments across business units. Group presidents Cliff Burrows (U.S., Americas and Teavana), John Culver (China Asia Pacific, Channel Development and Emerging Brands) and EMEA president Kris Engskov will now report directly to Alstead (Burrows and Culver previously reported to Schultz; Engskov previously reported to Burrows). Also reporting to Alstead in his new role is the company’s new chief financial officer (see below), as well as his existing senior direct reports who lead the company’s Global Technology and Global Supply Chain Organizations.

Alstead joined Starbucks in 1992 when the company was privately held and operated just over 100 stores in the U.S. and Canada. Today Starbucks operates more than 20,000 stores in 63 countries. Over the years Alstead has held numerous roles of progressing responsibility in finance and general management at the domestic, international and enterprise levels. He was also one of the original members of Starbucks international team, which included senior leadership roles in EMEA and China.

Scott Maw Promoted to executive vice president and chief financial officer
Starbucks senior vice president of Corporate Finance, Scott Maw, will be promoted to executive vice president and chief financial officer. Maw will report to Alstead and have oversight for Starbucks global finance function. He joined Starbucks as global controller in 2011 and brings more than two decades of finance leadership experience to his new role. Prior to Starbucks, Maw served as cfo of SeaBright Insurance and as cfo of the Consumer Banking division at JPMorgan Chase. He has also held various finance leadership positions at GE and the Retail Banking division of Washington Mutual.

Craig Russell Promoted to executive vice president, Global Coffee
Craig Russell, Starbucks voice and advocate for coffee, will be promoted to executive vice president, Global Coffee. He previously served as senior vice president for the same function which he was appointed to in 2012. Russell will continue to report to Schultz and continue to lead all aspects of the company’s coffee strategy, quality, innovation, purchasing, education and engagement. His team also oversees Starbucks Farmer Support Centers and works closely with the company’s supply chain operations and global responsibility teams to advance the company’s ethical sourcing efforts. Russell joined Starbucks in 2001 as vice president of retail operations for Seattle’s Best Coffee. His tenure at Starbucks builds on nearly 15 years of restaurant management experience.

Conference Call
Starbucks will hold a conference call today at 2:00 p.m. Pacific Time to discuss its new leadership structure, which will be hosted by Schultz. The call will be webcast and can be accessed at http://investor.starbucks.com. A replay of the webcast will be available through approximately 9:00 p.m. Pacific Time on Thursday, February 27, 2014.

About Starbucks
Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting high-quality arabica coffee. Today, with stores around the globe, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at www.starbucks.com.